Exhibit 10.21
December 16, 2008
Greg Hopkins
Executive Vice President, Global Accounts
TeleTech Holdings, Inc.
9197 S. Peoria Street
Englewood, Colorado 80112
          Re: Amendment to Your Employment Agreement
          Please refer to your employment agreement (the “Agreement”) between TeleTech Holdings, Inc. (the “Company”) and you, dated March 17, 2004. This letter amendment (the “Amendment”) amends the Agreement for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance thereunder (“Section 409A”). The Amendment is effective as of December 16, 2008.
          By providing your signature to this Amendment, you and the Company agree to amend the Agreement as follows:
     1. You will be considered to have terminated employment with the Company only if your termination of employment constitutes a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).
     2. Any severance benefits payable to you upon your termination of employment shall be paid shall be paid (or, in the case of installment payments, shall commence to be paid) on the date that the Company determines within sixty (60) days following the date of your “separation from service.” Any installment severance payments made on separate payroll dates shall be treated as a series of separate payments for purposes of Section 409A, and, to the greatest extent applicable, any such installment payments shall be construed to be exempt payments pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii).
     3. Notwithstanding Section 2 above, if you are entitled to receive payment of any non-exempt “nonqualified deferred compensation” within the meaning of Section 409A upon your “separation from service,” and you are a “specified employee” on the date of your “separation from service” (as determined under Treasury Regulation Section 1.409A-1(i)), such payment shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such payment shall be paid to you in a lump sum during the thirty (30) day period commencing on the earlier of (a) the expiration of the six-month period measured from the date of your “separation from service,” or (b) your death. To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

     4. The Agreement will be interpreted and administered such that any amount or benefit payable thereunder shall be provided in a manner that is either exempt from, or complies with, Section 409A of the Code and the Internal Revenue Service guidance and Treasury Regulations thereunder, and you and the Company agree to amend the Agreement, or take such other actions as you and the Company deem necessary or appropriate, to comply with such intent.
          The Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with the terms and conditions thereof. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

TeleTech Holdings, Inc.
By:	Michael M. Jossi
Michael M. Jossi

Title:	Executive Vice President of Global Human Capital

Greg Hopkins
/s/ Greg Hopkins